Exhibit 99.1

SUBLEASE

THIS SUBLEASE (“Sublease”) is made as of May 22, 2019 (the “Effective Date”), by and between ADVANCED ENERGY INDUSTRIES, INC., a Delaware corporation (“Sublandlord”), and VIEWRAY, INC., a Delaware corporation (“Subtenant”).

RECITALS:

A.DENVER EPA OC, LLC, a Delaware limited liability company, as the landlord (“Master Landlord”), and Sublandlord, as the tenant, entered into that certain Office Lease dated August 9, 2018, attached hereto as Exhibit A and incorporated herein by this reference (the “Master Lease”), for the lease of certain premises consisting of approximately 52,226 square feet and as more particularly described in the Master Lease (the “Master Premises”), located in the building commonly known as 1595 Wynkoop Street, Denver Colorado 80202 (the “Building”).

B.Upon full execution and delivery of this Sublease and the consent of the Master Landlord, Sublandlord desires to sublease to Subtenant, and Subtenant desires to sublease from Sublandlord a portion of the Master Premises consisting of approximately 19,809 square feet and known as Suite 900 (the “Subleased Premises”), as more particularly depicted on the Floor Plan attached as Exhibit B hereto, all on the terms and conditions set forth herein. That portion of the Master Premises located outside of the Subleased Premises may hereafter be referred to as the “Retained Premises.”

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Capitalized Terms. Capitalized terms used and not otherwise defined herein shall have the meaning given to them in the Master Lease.

2.Sublease of Subleased Premises. Sublandlord hereby subleases the Subleased Premises to Subtenant, and Subtenant hereby subleases the Subleased Premises from Sublandlord, on the terms and conditions set forth herein, including without limitation, the terms and conditions of the Master Lease, which are hereby incorporated herein; provided, however, any terms of the Master Lease which have expressly been modified by the terms of this Sublease shall only apply to Subtenant as they have been modified by the provisions of this Sublease. Subtenant expressly assumes all obligations of Sublandlord, as the tenant, under the Master Lease and applicable to the Sublease Term (as defined below) with respect to the Subleased Premises, except as expressly set forth herein. For the purposes of incorporation of the Master Lease by reference in this Sublease, except as otherwise expressly provided herein, and except to the extent that they are inapplicable or modified by the terms and provisions of this Sublease (a) references in the Master Lease to the “Premises” shall be deemed to refer to the Subleased Premises, (b) references in the Master Lease to “Landlord” shall be deemed to refer to Sublandlord under this Sublease, (c) references in the Master Lease to “tenant” shall be deemed to refer to Subtenant under the Sublease, and (d) references in the Master Lease to “this Lease” shall be deemed to refer to this Sublease.

3.Sublease Term. Sublandlord shall turn over possession of the Subleased Premises to Subtenant on the date Sublandlord obtains the Master Landlord Consent (“Possession Date”). The

1

term of this Sublease (“Sublease Term”) shall commence (the “Sublease Commencement Date”) on earlier of the following: (i) 30 days after the Possession Date, or (ii) the day the Subleased Premises are Ready for Occupancy (as defined in Section 6a below), and shall continue for 24 months thereafter (the “Sublease Expiration Date”). If the Sublease Commencement Date occurs on any day other than the first day of a month, then the Sublease Expiration Date shall be the last calendar day of the twenty fourth month and Subtenant will pay per diem Sublease Base Rent (pursuant to Section 4 below) for the additional days in the twenty fourth month). Notwithstanding the foregoing, Subtenant shall be subject to all the terms and provisions of this Sublease as of the date it takes possession of the Subleased Premises except that no Sublease Base Rent or Additional Rent shall be due and owing until the Sublease Commencement Date.

4.Base Rent for the Subleased Premises. Commencing on the Sublease Commencement Date and thereafter on or before the first (1st) day of each month through the end of the Sublease Term, prorated on a per diem basis for any partial month, Subtenant agrees to pay to Sublandlord, without any setoff or deduction unless expressly set forth in the Master Lease, net base rental as follows (“Sublease Base Rent”):

Months	Sublease Base Rent per Rentable Square Foot	Amount of monthly Sublease Base Rent
Month 1-12	$31.00 RSF	$51,173.25
Months 13-24	$32.00 RSF	$52,824.00

5.Additional Rent for the Subleased Premises. In addition to the Sublease Base Rent, commencing on the Sublease Commencement Date and thereafter on or before the first (1st) day of each month through the end of the Sublease Term, Subtenant shall pay to Sublandlord: (a) 37.93% of Tenant’s Proportionate Share of all operating expenses, real property taxes and janitorial services under the Master Lease in accordance with the terms and obligations set forth under the Master Lease; and (b) any other expenses under the Master Lease specifically chargeable to the Subleased Premises during the Sublease Term (“Additional Rent”). Sublease Base Rent and Additional Rent shall collectively be referenced hereunder as “Sublease Rent.” All payments of Sublease Rent shall be made to Sublandlord at 1625 Sharp Point, Fort Collins, Colorado 80525, Attn.: Accounts Receivable, or at such other place as Sublandlord may, from time to time, designate in write.

6.Conditions of Subleased Premises.

(a)Sublandlord is presently completing certain tenant finish work in the Subleased Premises pursuant to a construction permit with the City of Denver which alterations are necessary for Subtenant to legally use and occupy the Subleased Premises (the “TI Work”). In the event that Sublandlord has not delivered the Subleased Premises to Subtenant, for any reason whatsoever, on or before June 15, 2019 (the “Outside Date”) in a Ready for Occupancy (as defined herein) condition, then Subtenant shall, as its sole and exclusive remedy and as liquidated damages, be entitled to a credit against the Sublease Base Rent that will become owing as of the Sublease Commencement Date in an amount equal to one day’s Sublease Base Rent for each day following the Outside Date, and continuing until Sublandlord delivers possession of the Subleased Premises to Subtenant. For purposes of this Sublease, “Ready for Occupancy” shall mean that Sublandlord has completed the TI Work and received either a certificate of occupancy or other applicable governmental sign-off or acknowledgement that the TI Work is completed and Subtenant may legally occupy the Subleased Premises for the conduct of its business therein.

(b)Upon completion of the TI Work by Sublandlord in a Ready for Occupancy condition as set forth above, Subtenant agrees to accept the Subleased Premises in its then “AS IS, WHERE IS” condition, without any obligation on the part of Sublandlord to further modify, improve or otherwise prepare the Subleased Premises for Subtenant’s occupancy. Subtenant shall not make any alterations, repairs, additions, improvements or installations (other than readily removable furniture, equipment and trade fixtures) in or to the Subleased Premises without the prior written approval of Sublandlord and the Master Landlord, subject to the terms and conditions set forth under the Master Lease.

7.Use of Subleased Premises. Subtenant shall comply with the terms of the Master Lease relating to the use and occupancy of the Subleased Premises by the “Tenant” under the Master Lease. Subtenant shall abide by the Rules and Regulations described in the Master Lease, as from time to time in force and effect. Notwithstanding the generality of the foregoing, in no event whatsoever shall Subtenant permit or suffer the use of any portion of the Subleased Premises for any use or purpose prohibited by the Master Lease. Subtenant shall have non-exclusive access to and the right to use the common areas of the Building, subject to the terms, obligations and conditions set forth under the Master Lease applicable to the Subleased Premises.

8.Parking. Sublandlord hereby grants to Subtenant the parking rights and obligations with respect to the Subleased Premises to 26 unreserved parking spaces in the parking garage of the Building, subject to the terms and obligations set forth under the Master Lease, including payment obligations to Master Landlord.

9.Insurance.

(a)During the Sublease Term, Subtenant, at its sole cost and expense, shall provide and maintain insurance in conformity with all the provisions of Section 7.2 Master Lease; provided that (i) with respect to liability and property coverage and claims arising out of or in connection with the Subleased Premises, all policies evidencing the insurance required to be maintained by Subtenant shall be primary and non-contributing to any insurance that may be carried by the Master Landlord and Sublandlord; (ii) with respect to liability and property coverage and claims arising out of or in connection with the Retained Premises, all policies evidencing the insurance required to be maintained by Sublandlord under the Master Lease shall be primary and non-contributing to any insurance that may be carried by the Master Landlord and Subtenant; (iii) the Sublandlord shall be added as an additional insured on Subtenant’s liability insurance; and (iv) the Subtenant shall be added as an additional insured on Sublandlord’s liability insurance.

(b)Sublandlord and Subtenant shall each look first to (and each hereby waives claims against the other to the extent of) any insurance it actually maintains or is required to maintain (whether under the Master Lease or under this Sublease) before making any claim against the other party for recovery for loss or damage resulting from fire or other casualty.

10.Assignment and Subletting. Subtenant may not assign this Sublease or sublet the Subleased Premises during the Sublease Term without the reasonable prior consent of Sublandlord and Master Landlord pursuant to the Master Lease.

11.Subordination to and Compliance with Master Lease. This Sublease is subject and subordinate, in all respects, to the Master Lease. In the event that either Sublandlord or Subtenant shall receive any notice from Master Landlord regarding a default pursuant to any of the provisions of the

Master Lease, the party receiving such notice shall promptly give a copy thereof to the other party. If either Subtenant or Sublandlord shall default in the performance of any of their obligations under the Master Lease, Master Landlord shall have the right (after allowing for any and all applicable notices and cure periods under the Master Lease) to make, demand or institute any appropriate action or proceeding against Subtenant and/or Sublandlord for the enforcement of the obligations of Subtenant and Sublandlord. If the Master Lease is terminated by operation of law or as of right under the terms of the Master Lease, except through the default of Sublandlord, Sublandlord shall not be liable to Subtenant in any manner whatsoever for such termination; and if this Sublease is terminated due to a default under the Master Lease committed by Sublandlord (other than a default caused by Subtenant under this Sublease), then Sublandlord shall indemnify and hold Subtenant harmless from and against any and all actions, claims, demands, actual damages (excluding special, consequential or punitive), liabilities and expenses of every kind or nature (including, without limitation, reasonable attorneys' fees) based upon or incurred on account of any violation of any such terms, covenants or conditions of the Master Lease.

12.Security Deposit.

(a)Subtenant shall, upon execution of this Sublease, provide Sublandlord with payment in the sum of $55,300.13 (the "Security Deposit") as financial assurance for the full and prompt performance by Subtenant of all of its obligations under this Sublease. Said Security Deposit may be co-mingled with other funds of Sublandlord and shall bear no interest. Sublandlord shall not be required to exhaust its remedies against Subtenant before having recourse to the Security Deposit as provided in Section 12(b) hereof, and any such recourse shall not affect any remedies of Sublandlord under this Sublease or the Master Lease, or which are otherwise available at law or in equity.

(b)If an Event of Default by Subtenant occurs under this Sublease, or this Sublease is terminated as a result of an Event of Default by Subtenant, Sublandlord shall have the option (but not the obligation) to use, apply or retain all or any portion of the amounts received under the Security Deposit for the payment of any Sublease Rent or other charge in default or for the payment of any other sum to which Sublandlord may become obligated by reason of Subtenant's Event of Default pursuant to the terms set forth under the Master Lease. If Sublandlord applies or retains any part of the proceeds of the Security Deposit, Subtenant shall, within ten (10) business days after demand from Sublandlord, restore the Security Deposit to its then-original amount, less any sum held by Sublandlord, and deliver it to Sublandlord or its designee so that Sublandlord or its designee shall have the full amount of the Security Deposit on hand at all times during the Sublease Tenn. Subtenant's failure to do so within ten (10) business days of receipt of such demand shall constitute a material breach of this Sublease.

(c)Sublandlord will return (any unapplied portion of) the Security Deposit to Subtenant within sixty (60) days after the Sublease Expiration Date, and will provide an itemized accounting of any amounts withheld at the time of the return of the Security Deposit.

13.Certain Master Lease Matters.

(a)With respect to the Subleased Premises, Subtenant shall be entitled to the maintenance, utilities and other services to which Sublandlord is entitled under the Master Lease and shall be subject to those limitations upon such maintenance and other services pertaining to Sublandlord under the Master Lease. Subtenant agrees that Sublandlord shall not be required to perform any of the obligations of the Master Landlord; and insofar as any of the obligations of

Sublandlord herein are required to be performed under the Master Lease by the Master Landlord, Subtenant shall rely on and look solely to the Master Landlord for the performance of such obligations. If the Master Landlord shall default in the performance of any of its obligations under the Master Lease, Subtenant shall have the right, at Subtenant's sole cost and expense, but in the name of Sublandlord, to make, demand or institute any appropriate action or proceeding against the Master Landlord for the enforcement of the obligations of the Master Landlord. Sublandlord agrees that it will sign such demands, pleadings or other papers that may be reasonably required and will otherwise cooperate with Subtenant as may be reasonably necessary to enable Subtenant to proceed in Sublandlord's name to enforce the obligations of the Master Landlord, including proper requests for the Master Landlord's consent to alterations by Subtenant to the Subleased Premises. Subtenant shall pay, and shall indemnify and hold Sublandlord harmless against, any and all liability arising in connection with this subsection (including reasonable attorney's fees), any and all costs and expenses incurred by Sublandlord pursuant to this subsection, or any and all liabilities, costs and expenses otherwise incurred by Sublandlord in the prosecution of any proceedings or actions so taken by Subtenant.

(b)Sublandlord represents, warrants and covenants as follows: (i) Sublandlord will not modify or amend the Master Lease in any manner which has any material access, parking, use or financial impact on either Subtenant or the Subleased Premises without the prior written consent of Subtenant, which consent shall not be unreasonably withheld, conditioned or delayed, and Sublandlord shall promptly furnish Subtenant with a copy of any amendment or modification to the Master Lease; (ii) attached hereto as Exhibit A is a true and complete copy of the Master Lease, and there are no other agreements between Master Landlord and Sublandlord with respect to the Master Premises; and (iii) the Master Lease is in full force and effect, and Sublandlord has no knowledge of any default (or breach with notice and/or the passage of time will become a default) under the Master Lease by either Master Landlord or Sublandlord.

14.Exclusions. Notwithstanding anything herein to the contrary, the following provisions of the Master Lease shall not be incorporated by reference into this Sublease: 10.1, 19.2, 22.1, 23.1 and Exhibit B.

15.Use of Deck by Sublandlord. The parties hereby acknowledge that there is an outdoor deck space adjacent to and part of the Subleased Premises generally located in the cross-hatched area shown in Exhibit C attached hereto and incorporated herein (the "Deck"), which Sublandlord shall have the right to use to hold events under the following terms and conditions: (i) Sublandlord shall provide written notice to Subtenant of Sublandlord's intent to use the Deck at least two (2) days prior to Sublandlord's anticipated event ("Event"), provided that, if Subtenant has a confidential meeting scheduled for the date and time proposed by Sublandlord, Subtenant shall have the right within twenty-four (24) hours of Subtenant's receipt of Sublandlord 's notice to reject such date and propose an alternative date and time for the Event, otherwise, such date shall be deemed approved by Subtenant, and in the event that Sublandlord does not agree to such alterative date, it may propose a new date pursuant to the same procedure set forth herein; (ii) access to the Deck by Sublandlord shall be via a badge system installed in the three areas marked as "Badge" in Exhibit C hereto, which badge system shall be installed and maintained by Sublandlord, at its sole cost and expense; (iii) access and use of the Deck by Sublandlord shall not include access to the two (2) additional patios located within the Subleased Premises; (iv) the right granted herein shall include, without limitation, the right of Sublandlord's representatives, guests, invitees, licensees and agents, including, but not limited to, any caterers, to access and use the Deck for purposes of setting up and preparing for, and attending the Event; and (v) Sublandlord shall cause the Deck to be left in as clean of a condition as it was prior to the Event.

16.Landlord’s Consent.

(a)Notwithstanding anything in this Sublease to the contrary, this Sublease is expressly subject to and conditioned upon the Master Landlord granting its written consent to this Sublease in form and substance reasonably acceptable to Sublandlord and Subtenant (the "Master Landlord Consent") but at Sublandlord's sole cost and expense.

(b)Sublandlord shall promptly request the Master Landlord Consent, and use commercially reasonable efforts to obtain it, and Subtenant shall cooperate with Sublandlord, to obtain such consent and shall provide all reasonable information concerning Subtenant that the Master Landlord shall reasonably request. If Sublandlord fails to deliver the fully executed Master Landlord Consent to Subtenant within thirty (30) days after the Effective Date of this Sublease, Subtenant shall have the right to terminate this Sublease, in which event neither party will have any further liability or obligations hereunder.

17.Subtenant’s Representations, Warranties and Covenants. Subtenant represents and warrants to Sublandlord as follows as of its date of execution of this Sublease: (i) Subtenant has full right, power and authority to enter into this Sublease; (ii) The person signing this Sublease on behalf of Subtenant is vested with authority to act on behalf of Subtenant with respect to this Sublease, and the execution of this Sublease by Subtenant has been duly authorized by all appropriate corporate action; and (iii) (A) Subtenant is not on any list of specially designated nationals and blocked persons subject to financial sanctions, trade embargos, economic sanctions, or other prohibitions that is maintained by the OFAC or any other similar list maintained by OFAC, (B) Subtenant is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation on any such list or any other person, group, entity, nation or transaction banned or blocked pursuant to any law, order, rule or regulation that is enforced or administered by OFAC and (C) Subtenant is not entering into this Sublease or otherwise engaging in the transactions contemplated in this Sublease directly or indirectly on behalf of, or instigating or facilitating this Sublease or this transaction, directly or indirectly on behalf of, any such person, group, entity or nation.

18.Indemnity.

(a)Subtenant shall indemnify, defend, pay on behalf of, and hold harmless Sublandlord and its officers, directors, invitees, agents, employees, and servants from and against any loss, damage, liability, cost, claim, or expenses (including, without limitation, reasonable attorney's fees) arising from or in connection with (i) any act or omission occurring or failing to occur on the part of Subtenant, its officers, directors, invitees, agents, employees and servants occurring on or after the Sublease Commencement Date beyond applicable notice and cure periods as required under this Sublease with respect to the Subleased Premises; (ii) any accident, injury, or damage whatsoever occurring in the Subleased Premises during the Sublease Term; (iii) the use or occupation of the Subleased Premises by Subtenant or anyone claiming under or through Subtenant during the Sublease Term; and (iv) any material breach of the provisions of this Sublease, or the provisions of the Master Lease incorporated herein by reference relevant to the Subleased Premises, by Subtenant beyond applicable notice and cure periods; provided, however, that notwithstanding the foregoing, Subtenant shall not be liable for any loss, damage, liability, cost, claim or expense to the extent resulting from or relating to: (1) any consequential, special or punitive damages; (2) the negligence or willful misconduct of Sublandlord or its officers, directors, invitees, agents, employees, and servants; or (3) any breach of this Sublease by Sublandlord.

(b)Sublandlord shall indemnify, defend, pay on behalf of, and hold harmless Subtenant and its officers, directors, invitees, agents, employees, and servants from and against any loss, damage, liability, cost, claim, or expenses (including, without limitation, reasonable attorney's fees) arising from or in connection with (i) any act or omission occurring or failing to occur on the part of Sublandlord, its officers, directors, invitees, agents, employees and servants occurring with respect to the Master Lease prior to the Sublease Commencement Date; (ii) any act or omission occurring or failing to occur on the part of Sublandlord, its officers, directors, invitees, agents, employees and servants occurring with respect to the Retained Premises under the Master Lease after the Sublease Commencement Date and beyond applicable notice and cure periods; (iii) any accident, injury, or damage whatsoever occurring in the Master Premises prior to the Sublease Term, and occurring in the Retained Premises during the Sublease Term; (iv) the use or occupation of the Retained Premises by Sublandlord or anyone claiming under or through Sublandlord during the Sublease Term; and (v) any material breach of the provisions of this Sublease, or the provisions of the Master Lease incorporated herein by reference, by Sublandlord beyond applicable notice and cure periods; provided, however, that notwithstanding the foregoing, Sublandlord shall not be liable for any loss, damage, liability, cost, claim or expense to the extent resulting from or relating to: (1) any consequential, special or punitive damages; (2) the negligence or willful misconduct of Subtenant or its officers, directors, invitees, agents, employees, and servants; or (3) any breach of this Sublease by Subtenant.

19.Notices. All notices, consents, approvals or other communications (each, a "Notice") required to be given under this Sublease or pursuant to law shall be in writing and, unless otherwise required by law, shall be either personally delivered (against a receipt), or sent by reputable nationally• recognized overnight courier service, addressed to the party which is to receive such Notice as follows:

To Sublandlord:

Mr. Stuart C. Fischbeck

Director -- Facilities, Safety & Security

Advanced Energy Industries, Inc.

1625 Sharp Point Drive

Fort Collins, CO 80525

To Subtenant:

Prior to the Possession Date:

815 E. Middlefield Road

Mountain View, CA 94043

Attn: Robert McCormack, General Counsel

After the Possession Date:

to the Subleased Premises

Attn: Robert McCormack, General Counsel

or such other address as either party may designate by Notice to the other. Any Notice given pursuant hereto shall be deemed to have been received on delivery, if personally delivered or delivered by reputable overnight courier service, or attempted delivery if refused. Any Notice may be given on behalf of any party by its attorney. As used herein, the term "business days" shall mean all days except Saturdays, Sundays, and days on which national banks located within the State of Colorado are required or permitted to be closed.

20.No Waivers. Failure by either party in any instance to insist upon the strict performance of any one or more of the obligations of the other party under this Sublease, or to exercise any election herein contained, shall in no manner be or be deemed to be a waiver by such party of any defaults or breaches hereunder or of any of its rights and remedies by reason of such defaults or breaches, or a waiver or relinquishment for the future of the requirement of strict performance of any and all of the defaulting party's obligations hereunder. Further, no payment by Subtenant or receipt by Sublandlord of a lesser amount than the correct amount of Sublease Rent due hereunder shall be deemed to be other than a payment on account, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed to effect or evidence an accord and satisfaction, and Sublandlord may accept any checks or payments as made without prejudice to Sublandlord's right to recover the balance or pursue any other remedy in this Sublease or otherwise provided at law or in equity.

21.End of Sublease Term. On the expiration or earlier termination of the Sublease Term, or upon any reentry by Sublandlord to the Subleased Premises pursuant to applicable laws after a default by Subtenant (beyond any applicable notice and cure period), Subtenant (together with any party claiming by, through or under Subtenant) shall quit and surrender the Subleased Premises to Sublandlord in accordance with the terms and obligations set forth under the Master Lease; provided that Subtenant shall have no obligation to remove any of the TI Work performed by Sublandlord, and Subtenant shall have the right to remove any and all of its readily removable furniture, equipment and trade fixtures that it brings into the Subleased Premises after the Possession Date.

22.Captions. The captions in this Sublease are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of this Sublease nor in any way affect this Sublease or the construction of any provisions hereof.

23.Severability. If any clause or provision of this Sublease or the application thereof to any person or circumstance becomes illegal, invalid or unenforceable to any extent because of present or future laws or any rule or regulation of any governmental body or entity, effective during the Sublease Term, the intention of the parties hereto is that the remainder of this Sublease and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

24.Estoppel Certificate. At any time and from time to time but not more than two (2) times each calendar year (except when related to a third party request to Sublandlord, in which event, no such limit shall apply), Subtenant, on or before the date specified in a: request therefor, which date shall not be earlier than ten (10) days from the making of such request, shall execute, acknowledge and deliver to Master Landlord and Sublandlord, as appropriate, a certificate in the form provided in the Master Lease. Each certificate delivered pursuant to this Section may be relied on by any prospective purchaser, assignee or transferee of Sublandlord's interest hereunder or of any part of Sublandlord's property.

25.Brokers. Sublandlord and Subtenant each represents and warrants to the other that it has not dealt with any broker or finder in connection with this Sublease, other than Todd M. Wheeler of Cushman & Wakefield ("Sublandlord's Broker") and Lee Diamond of CBRE, Inc. ("Subtenant's Broker"). Sublandlord will pay a commission to Sublandlord's Broker and Subtenant's Broker pursuant to a separate agreement. Sublandlord and Subtenant shall each indemnify and hold the other harmless from any claims for fees or commissions from anyone with whom either party has consulted or negotiated with m regard to the Subleased Premises, other than Sublandlord's Broker and Subtenant's Broker.

26.Amendment. This Sublease may not be amended, modified or terminated, in whole or in part, nor may any of the provisions be waived, except by a written instrument executed by the party against whom enforcement of such amendment, modification, termination or waiver is sought and unless the same is permitted under the terms and provisions of the Master Lease.

27.Governing Law. This Sublease shall be governed by and construed in accordance with the law of the State of Colorado, without regard to the conflicts of law principles thereof.

28.Counterparts. This Sublease may be executed in separate counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank. Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Sublease as of the date first above written.

SUBLANDLORD:	SUBTENANT:

ADVANCED ENERGY INDUSTRIES, INC.,	VIEWRAY, INC.,
a Delaware corporation	a Delaware corporation

By: /s/ Neil Brinker	By: /s/ Robert McCormack
Printed Name: Neil Brinker	Printed Name: Robert McCormack
Title: COO	Title: Sr. VP, General Counsel, Corp. Secretary
Date: May 22, 2019	Date: May 17, 2019